OMB APPROVAL
                                                         OMB Number:3235-0145
                                                    Expires: October 31, 1997
                                                     Estimated average burden
                                                  hours per response....14.90


                       SECURlTIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13D

                  Under the Securities and Exchange Act of 1934
                               (Amendment No. 1 )*

                              Warwick Community Bancorp, Inc.
-------------------------------------------------------------------------------

                                  Common Stock
-------------------------------------------------------------------------------

                                  0003622631
 -----------------------------------------------------------------------------
                                 (CUSIP Number)
Lawrence B. Seidman, 100 Misty Lane, Parsippany, NJ 07054,
                            (973) 560-1400, Ext.108

-------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
              Authorized to Receive Notices and Communications)
                                June 28, 2002
----------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-l(b)(3) or (4), check the following box.[ ]

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D
CUSIP NO.0003622631
 NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

1 Seidman and Associates, L.L.C.    22-3343079
--------------------------------------------------------------------------------
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /X/
                                                               (b) / /
--------------------------------------------------------------------------------
3 SEC USE ONLY
--------------------------------------------------------------------------------
4 SOURCE OF FUNDS
WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) or 2(e)                                     / /
--------------------------------------------------------------------------------
6 CITIZENSHIP OR PLACE OF ORGANIZATION
    New Jersey
--------------------------------------------------------------------------------
                           7  SOLE VOTING POWER
                               49,900
NUMBER OF    -------------------------------------------------------------------
SHARES

BENFICIALLY                8  SHARED VOTING POWER
                  --------------------------------------------------------------
OWNED BY
                           9 SOLE DISPOSITIVE POWER
                                    49,900
PERSON   -----------------------------------------------------------------------

WITH                       10 SHARED DISPOSITIVE POWER

                  --------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON                     49,900
--------------------------------------------------------------------------------

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*                                                      / /
--------------------------------------------------------------------------------

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)  1.00
--------------------------------------------------------------------------------

14 TYPE OF REPORTING PERSON* OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D
CUSIP NO.0003622631
 NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

1 Seidman Investment Partnership, L.P.    22-3360395
--------------------------------------------------------------------------------
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /X/
                                                               (b) / /
--------------------------------------------------------------------------------
3 SEC USE ONLY
--------------------------------------------------------------------------------
4 SOURCE OF FUNDS
WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) or 2(e)                                     / /
--------------------------------------------------------------------------------
6 CITIZENSHIP OR PLACE OF ORGANIZATION
    New Jersey
--------------------------------------------------------------------------------
                           7  SOLE VOTING POWER
NUMBER OF                           25,450
                  --------------------------------------------------------------
SHARES

BENFICIALLY                8  SHARED VOTING POWER
                  --------------------------------------------------------------
OWNED BY
                           9 SOLE DISPOSITIVE POWER
                                    25,450
PERSON   -----------------------------------------------------------------------

WITH                       10 SHARED DISPOSITIVE POWER
                  --------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON                     25,450
--------------------------------------------------------------------------------

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*                                                      / /
--------------------------------------------------------------------------------

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) .510
--------------------------------------------------------------------------------

14 TYPE OF REPORTING PERSON* PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATIONSCHEDULE 13D

                                  SCHEDULE 13D
CUSIP NO.0003622631
 NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

1 Seidman Investment Partnership II, L.P.    22-3603662
--------------------------------------------------------------------------------
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /X/
                                                               (b) / /
--------------------------------------------------------------------------------
3 SEC USE ONLY
--------------------------------------------------------------------------------
4 SOURCE OF FUNDS
WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) or 2(e)                                     / /
--------------------------------------------------------------------------------
6 CITIZENSHIP OR PLACE OF ORGANIZATION
    New Jersey
--------------------------------------------------------------------------------
                           7  SOLE VOTING POWER
NUMBER OF                          26,250
                  --------------------------------------------------------------
SHARES

BENFICIALLY                8  SHARED VOTING POWER
                  --------------------------------------------------------------
OWNED BY
                           9 SOLE DISPOSITIVE POWER
                                    26,250
PERSON   -----------------------------------------------------------------------

WITH                       10 SHARED DISPOSITIVE POWER
                  --------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON                     26,250
--------------------------------------------------------------------------------

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*                                                      / /
--------------------------------------------------------------------------------

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)  .526
--------------------------------------------------------------------------------

14 TYPE OF REPORTING PERSON* PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATIONSCHEDULE 13D

                                  SCHEDULE 13D
CUSIP NO.0003622631
 NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

1 Kerrimatt, L.P.     22-3583179
--------------------------------------------------------------------------------
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /X/
                                                               (b) / /
--------------------------------------------------------------------------------
3 SEC USE ONLY
--------------------------------------------------------------------------------
4 SOURCE OF FUNDS
WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) or 2(e)                                     / /
--------------------------------------------------------------------------------
6 CITIZENSHIP OR PLACE OF ORGANIZATION
    New Jersey
--------------------------------------------------------------------------------
                           7  SOLE VOTING POWER
NUMBER OF                           26,250
                  --------------------------------------------------------------
SHARES

BENFICIALLY                8  SHARED VOTING POWER
                  --------------------------------------------------------------
OWNED BY
                           9 SOLE DISPOSITIVE POWER
                                    26,250
PERSON   -----------------------------------------------------------------------

WITH                       10 SHARED DISPOSITIVE POWER
                  --------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON                     26,250
--------------------------------------------------------------------------------

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*                                                      / /
--------------------------------------------------------------------------------

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)   .526
--------------------------------------------------------------------------------

14 TYPE OF REPORTING PERSON* PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATIONSCHEDULE 13D

                                  SCHEDULE 13D
CUSIP NO.0003622631
 NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

1 Federal Holdings, L.L.C.     13-3838083
--------------------------------------------------------------------------------
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /X/
                                                               (b) / /
--------------------------------------------------------------------------------
3 SEC USE ONLY
--------------------------------------------------------------------------------
4 SOURCE OF FUNDS
 OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) or 2(e)                                     / /
--------------------------------------------------------------------------------
6 CITIZENSHIP OR PLACE OF ORGANIZATION
    New Jersey
--------------------------------------------------------------------------------
                           7  SOLE VOTING POWER
NUMBER OF                          26,250
                  --------------------------------------------------------------
SHARES

BENFICIALLY                8  SHARED VOTING POWER
                  --------------------------------------------------------------
OWNED BY
                           9 SOLE DISPOSITIVE POWER
                                   26,250
PERSON   -----------------------------------------------------------------------

WITH                       10 SHARED DISPOSITIVE POWER
                  --------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON                     26,250
--------------------------------------------------------------------------------

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*                                                      / /
--------------------------------------------------------------------------------

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)     .526
--------------------------------------------------------------------------------

14 TYPE OF REPORTING PERSON* OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATIONSCHEDULE 13D

   SCHEDULE 13D
CUSIP NO. 0003622631
 NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

1 Lawrence B. Seidman  ###-##-####
--------------------------------------------------------------------------------
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /X/
                                                               (b) / /
--------------------------------------------------------------------------------
3 SEC USE ONLY
--------------------------------------------------------------------------------
4 SOURCE OF FUNDS
PF, WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) or 2(e)                                     / /
--------------------------------------------------------------------------------
6 CITIZENSHIP OR PLACE OF ORGANIZATION
    U.S.A.
--------------------------------------------------------------------------------
                           7  SOLE VOTING POWER
NUMBER OF                          172,750
                  --------------------------------------------------------------
SHARES

BENFICIALLY                8  SHARED VOTING POWER

                  --------------------------------------------------------------
OWNED BY
                           9 SOLE DISPOSITIVE POWER
                                   172,750
PERSON   -----------------------------------------------------------------------

WITH                       10 SHARED DISPOSITIVE POWER
                                   26,250
                  --------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON                             199,000
--------------------------------------------------------------------------------

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*                                                      / /
--------------------------------------------------------------------------------

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)      3.990
--------------------------------------------------------------------------------

14 TYPE OF REPORTING PERSON* IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATIONSCHEDULE 13D

SCHEDULE 13D
CUSIP NO. 0003622631
 NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

1 Dennis Pollack  ###-##-####
--------------------------------------------------------------------------------
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /X/
                                                               (b) / /
--------------------------------------------------------------------------------
3 SEC USE ONLY
--------------------------------------------------------------------------------
4 SOURCE OF FUNDS
PF, WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) or 2(e)                                     / /
--------------------------------------------------------------------------------
6 CITIZENSHIP OR PLACE OF ORGANIZATION
    U.S.A.
--------------------------------------------------------------------------------
                           7  SOLE VOTING POWER
NUMBER OF                          16,870
                  --------------------------------------------------------------
SHARES

BENFICIALLY                8  SHARED VOTING POWER
                                   26,250
                  --------------------------------------------------------------
OWNED BY
                           9 SOLE DISPOSITIVE POWER
                                   16,870
PERSON   -----------------------------------------------------------------------

WITH                       10 SHARED DISPOSITIVE POWER
                                   26,250
                  --------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON                             43,120
--------------------------------------------------------------------------------

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*                                                      / /
--------------------------------------------------------------------------------

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)      .864
--------------------------------------------------------------------------------

14 TYPE OF REPORTING PERSON* IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATIONSCHEDULE 13D

SCHEDULE 13D
CUSIP NO. 0003622631
 NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

1 Pollack Investment Partnership, L.P.  22-3736367
--------------------------------------------------------------------------------
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) /X/
                                                               (b) / /
--------------------------------------------------------------------------------
3 SEC USE ONLY
--------------------------------------------------------------------------------
4 SOURCE OF FUNDS
 WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) or 2(e)                                     / /
--------------------------------------------------------------------------------
6 CITIZENSHIP OR PLACE OF ORGANIZATION
    New Jersey
--------------------------------------------------------------------------------
                           7  SOLE VOTING POWER
NUMBER OF                       26,250
                  --------------------------------------------------------------
SHARES

BENFICIALLY                8  SHARED VOTING POWER

                  --------------------------------------------------------------
OWNED BY
                           9 SOLE DISPOSITIVE POWER
                                   26,250
PERSON   -----------------------------------------------------------------------

WITH                       10 SHARED DISPOSITIVE POWER

                  --------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON                             26,250
--------------------------------------------------------------------------------

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*                                                      / /
--------------------------------------------------------------------------------

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)      .526
--------------------------------------------------------------------------------

14 TYPE OF REPORTING PERSON* PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATIONSCHEDULE 13D

This Statement on Schedule 13D which was filed on September 28, 2001, on behalf of Seidman and Associates, L.L.C. ("SAL"), Seidman Investment Partnership, L.P. ("SIP"), Seidman Investment Partnership II, L.P. ("SIPII"), Kerrimatt, LP ("Kerrimatt"), Federal Holdings, L.L.C. ("Federal"), Lawrence B. Seidman ("Seidman"), Dennis Pollack ("Pollack") and Pollack Investment Pollack ("PIP"), collectively, the "Reporting Persons") with respect to the Reporting Persons' beneficial ownership of shares of Common stock (the "Shares"), of Warwick Communicty Bancorp, Inc., a Delaware Corporation (the "issuer"0, is hereby amended as set forth below: Such Statement on Schedule 13D is hereinafter referred to as the "Schedule 13D". Terms used herein which are defined in the
Schedule 13D shall have their respective meanings set forth in the Schedule 13D.


5.   Interest in Securities of the Issuer

(a)(b)(c) As of the close of business on June 28, 2002, the Reporting Person owned beneficially an aggregate of 215,870 shares of Common stock, which constituted approximately 4.329% of the 4,986,542 shares of Common Stock outstanding as of March 1, 2002, as disclosed in the Issuer's Proxy Statement dated March 15, 2002.

The decrease from 5.19% to 4.329% of the outstanding Common Stock owned by the Reporting Persons occurred because of the sale of 63,300 shares of Common Stock since September 28, 2001. Based upon the shares beneficially owned, the Reporting Persons no longer own 5% or more of the outstanding shares of the Issuer.

Schedule A below describes transactions in the Common Stock effected by the Reporting Persons within the past 60 days. Except as set forth in this Item 5, none of the Reporting Persons owns beneficially or has a right to acquire beneficial ownership of any Common Stock, and except as set forth in this Item 5, none of the Reporting Persons has effected transactions in the Common Stock during the past sixty (60) days.

SCHEDULE A

                           DATE        PRICE         PROCEEDS      SHARES
                           ----        -----         --------      ------
Seidman & Assoc           5/16/02     24.1500         7,245.00        300
Seidman & Assoc           6/26/02     30.0080       -67,437.50     -6,500
Seidman & Assoc           6/28/02     29.9960       -64,156.25     -6,250
Seidman & Assoc            628/02     29.9960       -66,750.00     -6,250

Sub-total                                          -191,098.75    -18,700

Seidman Inv. Partnership  6/26/02     29.9530       -29,953.89     -1,000
Seidman Inv. Partnership  6/27/02     29.9190       -23,935.27       -800
Seidman Inv. Partnership  6/28/02     29.9760       -93,672.18     -3,125
Seidman Inv. Partnership  6/28/02     29.9760       -93,575.67     -3,125

Sub-total                                          -241,137.01     -8,050
Seidman Inv. Partnership  6/26/02     29.9530       -29,953.89     -1,000
II
Seidman Inv. Partnership  6/28/02     29.9760       -93,672.00     -3,125
II
Seidman Inv. Partnership  6/28/02     29.9760       -93,672.00     -3,125
II
Sub-total                                          -187,344.00     -7,250

Federal Holdings          6/26/02     29.9530       -29,953.89     -1,000
Federal Holdings          6/28/02     29.9760       -93,672.00     -3,125
Federal Holdings          6/28/02     29.9760       -93,575.67     -3,125
Sub-total                                          -217,201.56     -7,250

Kerri-Matt                6/26/02     29.9530       -29,953.89     -1,000
Kerri-Matt                6/28/02     29.9760       -93,672.00     -3,125
Kerri-Matt                6/28/02     29.9760       -93,575.67     -3,125
Sub-total                                          -217,201.56     -7,250

Pollack Invest Prtshp     6/26/02     29.9530       -29,953.89     -1,000
Pollack Invest Prtshp     6/28/02     29.9760       -93,672.00     -3,125
Pollack Invest Prtshp     6/28/02     29.9760       -93,575.67     -3,125
Sub-total                                          -217,201.56     -7,250

Seidman                   6/26/02     29.9530       -29,953.89     -1,000
Seidman                   6/28/02     29.9760       -93,672.00     -3,125
Seidman                   6/28/02     29.9760       -93,575.67     -3,125
Sub-total                                          -217,201.56     -7,250
                                                   -----------     ------

Sub-total

TOTALS                                           -1,488,386.00    -63,000

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                  July 2, 2002               /ss/Lawrence B. Seidman
                  ------                     ------------------------------
                  Date                       Lawrence B. Seidman, Power of
                                             Attorney Pursuant to Joint
                                             Filing Statement Dated
                                             September 28, 2001